Exhibit 10.11

March 21, 2014

Frederick W. Driscoll

RE: Amendment to Amended and Restated Employment Offer Letter

Dear Fred:

Reference is made to that certain letter agreement (the “Agreement”), dated August 28, 2013, by and between you and Flexion Therapeutics, Inc. (the “Company”), which sets forth the terms of your employment with Flexion. This letter agreement (this “Amendment”) shall serve as an amendment to the Agreement. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

Upon your execution of this Amendment in the space provided below, the Agreement shall be amended as follows:

1.	Your discretionary target bonus shall be thirty-five percent (35%) of your base salary rather than thirty percent (30%) of your base salary. Your discretionary target bonus will be reviewed periodically by the Board or the Compensation Committee of the Board and may be adjusted upwards, but may not be reduced while you are employed pursuant to the Agreement without your consent.

2.	Clause (i) under the heading “Eligibility for Severance Pay After Six (6) Months of Continued Employment” shall be amended to read in its entirety as follows:

“(i) You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable) for a twelve (12) month period that shall commence effective no later than on the day after the Release becomes fully effective.”

3.	The first sentence of clause (ii) under the heading “Eligibility for Severance Pay After Six (6) Months of Continued Employment” shall be amended to read in its entirety as follows:

“If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the twelve (12) month period following the termination of your employment (the “COBRA Payment Period”), (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code.”

Except for the matters set forth in this Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter agreement and return it to us.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Flexion Therapeutics, Inc.

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
Chief Executive Officer

Accepted and agreed:

/s/ Frederick W. Driscoll
Frederick W. Driscoll